Exhibit 4.21

Beijing NationSky Network Technology Co., Ltd.

Stock Transfer Agreement

Date: July 15th, 2013

NationSky Project Stock Transfer Agreement

Contents

Article 1.	Definitions	1

1.1	Definitions	1

1.2	Construction	3

Article 2.	Stock Transfer	3

2.1	Stock Transfer	3

2.2	Consideration	3

Article 3.	Article 3 Representations and Warranties	3

3.1	Representations and Warranties by Company and Transferor	3

3.2	Representations and Warranties by Transferee	4

Article 4.	Closing Conditions	4

Article 5.	Covenants	5

5.1	Covenants of Company and Transferor	5

Article 6.	Confidentiality and Exclusiveness	6

6.1	Confidentiality	6

6.2	Exclusiveness.	7

Article 7.	Breach and Liability for Breach	7

7.1	Breach	7

7.2	Liability for Breach	7

7.3	Accumulated Remedies	7

Article 8.	Termination of Agreement	8

8.1	Termination of Agreement	8

8.2	Legal Consequence of Termination of the Agreement	8

Article 9.	Governing Law and Dispute Resolution	9

9.1	Governing Law	9

9.2	Dispute Resolution	9

Article 10.	Force Majeure	9

10.1	Scope of Force Majeure	9

10.2	Consequence of Force Majeure	9

10.3	Notice of Force Majeure	9

Article 11.	Notice	9

Article 12.	Miscellaneous	10

12.1	Costs and Fees	10

12.2	Taxes	10

12.3	Entire Agreement.	10

12.4	Supplement, Modification and Waiver	11

12.5	Equity Incentive	11

12.6	Board Observer	11

12.7	Effectiveness	11

12.8	Duplicate	11

NationSky Project Stock Transfer Agreement

NationSky Project Stock Transfer Agreement

Stock Transfer Agreement

This Agreement (defined as below) is entered into among the following parties on July 15th of 2013

1.	Transferor

HOU SHULI

Address: ***

ID No. ***

2.	Transferee:

Beijing NQ Technology Co., Ltd. (“Beijing Technology”)

Domicile:	Room 1322, Building 1-C, Enterprise Incubator, Zhongguancun Software Industrial Park, Dongbeiwang, Haidian District, Beijing, China

Legal Representative: Yu Lin

3.	Company

Beijing NationSky Network Technology Co., Ltd. (“NationSky”)

Domicile:	Room C505, No. 9, Shangdisan Street, Haidian District, Beijing

Legal Representative: HOU SHULI

Whereas,

(1)	Beijing NationSky Network Technology Co., Ltd. (the “Company”) is a limited liability company validly incorporated and existing under the law of People’s Republic of China; the registered capital of the Company is RMB 40,000,000 and the paid-up capital is RMB 40,000,000 immediately before closing of this transaction;

(2)	HOU SHULI is going to transfer the amount of contribution totaling RMB 18,000,000 to Beijing Technology, (the “Stock Transfer” or “Transaction”). After the Stock Transfer, the Company will be a wholly owned subsidiary of Beijing Technology.

Therefore, according to the Company Law of the PRC and relevant laws and regulations, the parties reach the following agreement concerning the Transaction after friendly negotiation:

Article 1.	Definitions

1.1	Definitions

Unless otherwise expressly provided in this Agreement, the following terms in this Agreement shall have meanings as follows:

NationSky Project Stock Transfer Agreement

(1)	“Agreement” means this Stock Transfer Agreement and its appendix, amendment and supplement.

(2)	“5% Shareholder” means any entity that has, held or beneficially owns 5% or more voting right in another entity that has the right to elect board members of another entity.

(3)	“Articles of Association” means the amended Articles of Association of Beijing NationSky Network Technology Co., Ltd., as acknowledged and executed by the Transferee.

(4)	“Working Day” means the business days those Chinese banks open to do business (excluding Saturday, Sunday and public holiday).

(5)	“Affiliate” means the entity controls or is controlled by, and/ or under common control of certain entity.

(6)	“Related Person”, means (i) any shareholder of Company or its subsidiary, (ii) director of Company or its subsidiary, (iii) any senior executives of Company or its subsidiary, (iv) any family members of director or 5% Shareholder of Company or its subsidiary, or (v) the entity in which any director, senior executive or 5% Shareholder enjoys right and interest (excluding the passive shareholding of less than 1% in a listing company).

(7)	“Closing Date” means the date under article 2.2 when Transferee pays consideration for the transferred Stock.

(8)	“Closing Conditions” shall have the meaning as ascribed to it in article 4 hereof.

(9)	“Transaction Documents” means this Agreement, Shareholders Agreement, Articles of Associations of Company and the appendix of such documents.

(10)	“Disclosure Schedule” means the list of the matters disclosed in writing by Company to Transferee as of the execution day of the Agreement.

(11)	“Tax” means all taxation and related expense, interest, fine and surcharge levied by competent government authorities according to PRC laws, regulations and rules.

(12)	“Entity” means any individual, partnership, company, trust, unincorporated society, government authority or other entity or organization.

(13)	“Effective Date” means the execution date of this Agreement.

(14)	“Director of Transferee” means the director appointed by Transferee.

(15)	“Transferor” means the transferor as first above written under article 1 hereof.

(16)	“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region or Taiwan region for the purpose of this Agreement.

NationSky Project Stock Transfer Agreement

1.2	Construction

(1)	The Whereas clause and appendix of this Agreement shall be an inseparable part of this Agreement and have equal effect as this Agreement. this Agreement as referred shall include any supplement, modification, amendment and adjustment and any Whereas clause annotation and appendixes.

(2)	The title of the articles hereof and the appendix hereto is established for convenience of reference and shall not affect the meaning or explanation of respective articles.

(3)	Where any action or steps need to be taken within or after certain term or period of time, the base date shall not be included when calculating the term or period. If the last day of a term or period is not a working day, such term or period shall expire on the following working date.

Article 2.	Stock Transfer

2.1	Stock Transfer

The Transferor agrees to transfer the accounting for 45% of the company shares to Transferee.

2.2	Consideration

Within 10 days after the Closing Conditions under Article 4 of this Agreement are fully performed, the Transferee should pay Transferor consideration RMB 23,000,000 for transferred stock. The date when the aforesaid consideration is actually paid will be treated as closing date (the “Closing Date”).

The registered capital and equity structure after the completion of the Stock Transfer will be as follows:

Shareholder	Registered Capital (RMB)	Shareholding Ratio
BEIJING TECHNOLOGY	40,000,000	100.00%
Total	40,000,000	100.00%

Article 3.	Article 3 Representations and Warranties

3.1	Representations and Warranties by Company and Transferor

(1)	Company and Transferor hereby jointly and respectively make the representations and warranties to the Transferee as specified in Appendix 1 hereto. Such representations and warranties are true, accurate and complete in all material aspects on the execution day of this Agreement and the Closing date (unless the representation and warranty is specially associated with certain date). Company and Transferor acknowledge that Transferee relies on the representations and warranties made by Company and Transferor when conducting the Transaction.

NationSky Project Stock Transfer Agreement

(2)	If any of the representations and warranties made by Company and/or the Transferors are untrue, inaccurate or incomplete, which cause any damage, loss, expense or other adversity to Transferee, Transferee has right to require Company and/or Transferor to bear liability for compensation jointly and severally. The compensation under this Clause shall not affect other rights and remedies that Transferee is entitled to according to other provisions of this Agreement.

3.2	Representations and Warranties by Transferee

(1)	Transferee hereby makes the representations and warranties as specified in Appendix 2 hereto. Such representations and warranties are true, accurate and complete in all material aspects on the execution day of this Agreement and the Closing date (unless the representation and warranty is specially associated with certain date). Transferee acknowledges that Company relies on the representations and warranties made by Transferee when deciding to conduct the Transaction.

(2)	If any of the representations and warranties made by Transferee under this Agreement are untrue, inaccurate or incomplete, which cause any damage, loss, expense or other adversity to Company, Company has right to require Transferee to bear such liability for compensation. The compensation under this 3.2(2) shall not affect other rights and remedies that Company is entitled to according to other provisions of this Agreement.

Article 4.	Closing Conditions

The parties agree that Transferee’s actual payment of the consideration shall be based on the premise that all of following conditions (“Closing Conditions”) are satisfied (the condition waived by Transferee in wring shall be deemed as being satisfied):

(1)	Internal Approval. The Company has completed all necessary internal approval procedures necessary for the completion of Transaction, including but not limited to the resolutions on approval of the Transaction have been approved by the board and the shareholders. Transferee’s board has approved Transferee’s execution and performance of this Agreement.

(2)	Execution, Effectiveness and Performance of Transaction Documents (a) Company and Transferor have legally executed and delivered all Transaction Documents; (b) Transaction Documents are true, complete, valid and legally binding; (c) Company and Transferor abide by Transaction Documents signed by them in essential aspects and have performed the obligations thereunder.

(3)	Transfer of Intellectual Property. Transferor has transferred all the intellectual property such as patent, copyright and trademark applied for in Transferor’s name to Company.

NationSky Project Stock Transfer Agreement

(4)	Commitment Letter and Non-competing Letter signed by Principal Executives. The senior executives as specified in Appendix 4 hereto shall execute commitment letter to (i) devote all personal time and energy and make the best effort to Company’s business and development until one year after Company achieves a qualified initial public offering, unless personal application for resign has been approved by Transferee or otherwise arranged by Transferee; and (ii) not engage in business competing with Company from Closing date to the second anniversary as of leaving from Company;

(5)	Representations and Warranties. As of Closing Date, the representations and warranties made by Company and Transferors in this Agreement remain to be true, accurate and complete in material aspects.

(6)	No Material Adverse Change. As of Closing Date, no material adverse change has incurred to the legal position, business and financial situation of Company.

(7)	No Material Judgment. As of Closing Date, there is no court judgment, government award or other decree that (a) prohibits or limits the Transaction under this Agreement; (b) prohibits or limits completion of the Transaction under this Agreement; (c) causes burden on Company, Transferor and/or Transferee of significant punishment or legal liabilities, or (iv) limits Company’s business and therefore constitute material adverse change.

(8)	No Litigation. As of Closing Date, there is no litigation, arbitration, administrative investigation which has an adverse effect on Company and /or Transferor, which would (a) have material adverse effect on performance of this Agreement and other Transaction Documents, or (b) have material adverse effect on the Transaction under this Agreement.

Article 5.	Covenants

5.1	Covenants of Company and Transferor

Company and Transferor hereby jointly and respectively make covenant to Transferee to procure the following items after Closing Date:

(1)	Change of Registration in Administration for Industry and Commerce (AIC). Transferor shall procure Company to complete the change of registration relating to the Stock Transfer in AIC within 15 working days after Closing Date.

(2)	No Resign of Senior Executives. Company and Transferor covenant and guarantee that the senior executives as specified in Appendix 4 will not resign within 24 months since Closing Date and will devote all their energy to the business and development of Company

NationSky Project Stock Transfer Agreement

(3)	Adoption and compliance with the Chinese accounting standards and establishment of internal control system meeting the standard of listed company in the United States. Company shall, in accordance with the laws and regulations of China, the accounting standard for business enterprises (“New Accounting Standards”) required to be followed by relevant competent financial authorities and United States listed company rules, establish Company’s financial, accounting and internal control system, perform accounting treatment and prepare financial statements in strict compliance with the requirements of New Accounting Standards.

(4)	Assumption of Liabilities. The liabilities and obligations in relation to Company, Company’s equity, asset and business, including civil debts or administrative debt such as taxation, especially the loss resulting from capital contribution flaw and the flaw in the rules on social security and housing fund) occurred before Closing Date or caused by the facts or situation before Closing Date or caused by untrue representations and warranties shall be assumed by Transferor. Transferor shall indemnify Company for any losses thus incurred, unless otherwise agreed by the parties. Transferor and Company agree to jointly and severally indemnify Transferee’s employees, director, executives, consultants and/or agents and the directors of investors (“Indemnified Party”) from any loss, expenses and damages, unless which is caused by the malicious misconduct or gross negligence on the part of Indemnified Party.

Article 6.	Confidentiality and Exclusiveness

6.1	Confidentiality

Each party covenants to other parties that it will keep secret the Transaction and terms and conditions of Transaction Documents and other confidential information relating to the business and matters of other party obtained by it in the Transaction. Each party will not use the confidential information or disclose it to the third party except for the purpose of performing this Agreement. Notwithstanding the foregoing, each party may disclose confidential information to its employees, directors, executives, counsels, agents or relevant personnel and/or entity for the purpose of this Agreement, provided such party shall take all reasonable measures to ensure such people and entity know the confidentiality of the information and agree to bear the confidential obligation.

The confidential obligation under this article shall not apply to the following information:

(1)	Information that came into public domain (without breach of confidentiality obligation);

(2)	Information known to receiving party from legal channel before disclosing party discloses the information;

(3)	Information that the receiving party develops independently legally (excluding the information created by integration, analysis and compilation of the information obtained);

NationSky Project Stock Transfer Agreement

(4)	Information that the receiving party gains from a third party who does not have confidentiality obligation;

(5)	Information that the disclosing party agrees to disclose, and

(6)	After completion of the Transaction under this Agreement, Transferee, Transferee the shareholders of Transferee or its related parties can disclose in the website and market data the name of Company and its subsidiary, the names of the chairman and general manager of Company and its subsidiary, the brief introduction of the business of Company and its subsidiary, the symbol of Company and its subsidiary and Transferee’s total amount of investment in Company worldwide and for the purpose of publicity.

6.2	Exclusiveness.

From the execution day of this Agreement to the completion of the change of registration for Stock Transfer hereunder in AIC, any party shall not negotiate or execute any letter of intent, agreement, contract, memorandum or other legal documents regarding transfer of Company’s equity or asset or subscription for increased capital without prior written consent from other parties.

Article 7.	Breach and Liability for Breach

7.1	Breach

Any party’s failure to fulfill part of all of the obligations or fulfill in appropriate way, or breach of any of the provisions of this Agreement (including but not limited to any representation, warranty and commitment made by it hereunder), in action or inaction, constitutes breach of this Agreement (“Breach”, and the breaching party is referred to as “Breaching Party” hereinafter).

7.2	Liability for Breach

The Breaching Party shall compensate other parties for all direct loss, damages, fees or liabilities resulting from its Breach. If all parties have faults, each party shall bear its respective obligation and loss. For avoidance of doubt, under any circumstances the Breaching Party shall not compensate any consequential or accidental loss, damages or profit loss resulting from its Breach.

7.3	Accumulated Remedies

The compensation made by Breaching Party according to above article 7.2 shall not affect the non-breaching party’s other right and remedy under the PRC law and this Agreement.

NationSky Project Stock Transfer Agreement

Article 8.	Termination of Agreement

8.1	Termination of Agreement

(1)	Except under the circumstance as provided in the following section 8.1(2), 8.1(3) and 8.1(4), any party shall not terminate the Agreement without other parties’ prior written consent after execution of this Agreement.

(2)	Any party may terminate this Agreement unilaterally in any of following events:

(a)	From the execution day of this Agreement to the Closing date, there is new governing laws and regulations or the governing laws and regulations change and thus this Agreement becomes non-conforming to the new laws and regulations, and the parties cannot reach an amendment to conform to the new laws and regulations.

(b)	Before the Closing date, any party breaches its obligation, representation, warranty or covenant and fails to correct such breach within 90 days as of the non-breaching party sending out the written notice.

(3)	In either of the following situations, the Transferee shall have right to terminate this Agreement unilaterally:

(a)	For whatever reason, the Closing Conditions under article 4 cannot be fully satisfied within one month as of the execution of this Agreement (or before other date as agreed among the parties).

(4)	In the following situations, Transferor shall have right to terminate this Agreement:

Although all Closing Conditions under article 4 have been satisfied, Transferee fails to pay the consideration to Transferor within the time limit as specified herein (“Overdue Payment”), and the payment has been overdue for more than a month.

8.2	Legal Consequence of Termination of the Agreement

(1)	The Shareholders’ Agreement, the Articles of Association of Company and other Transaction Documents shall be terminated upon termination of this Agreement.

(2)	If this Agreement is terminated due to breach of this Agreement by one party, the Breaching Party shall bear the liability of breaching the Agreement.

(3)	If Transferee terminates this Agreement due to Company and Transferors’ failure to satisfy the Closing Conditions in article 4, Company and Transferors shall jointly and severally compensate for all direct loss incurred by Transferee due to the termination of this Agreement.

NationSky Project Stock Transfer Agreement

Article 9.	Governing Law and Dispute Resolution

9.1	Governing Law

The formation, validity, performance and construction of this Agreement shall be governed by the existing laws of PRC.

9.2	Dispute Resolution

(1)	Any dispute related this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon the parties.

Article 10.	Force Majeure

10.1	Scope of Force Majeure

Force Majeure means the objective conditions unforeseeable, unavoidable and insurmountable, including but not limited to:

(1)	The state of war, blockade, embargo, government decree having a direct impact on the Transaction;

(2)	The domestic unrest having a direct impact on the Transaction;

(3)	The flood, hurricane, earthquake, explosion, and other situations caused by natural factors having a direct impact on the Transaction;

(4)	Other force majeure events having a direct impact on the Transaction as agreed to by the parties.

10.2	Consequence of Force Majeure

Failure to perform part or all of the obligations under the Agreement due to force majeure shall not be deemed to be breach of the Agreement. But the party shall take all necessary measures to minimize the loss due to force majeure.

10.3	Notice of Force Majeure

The party affected by force majeure shall notify other parties in writing as soon as possible and within 15 days of force majeure render a report to other parties specifying the reason for extension or inability to perform part or the entire obligation.

Article 11.	Notice

If a notice related to one party’s rights and obligations is sent by other parties via email or fax, the original paper document shall be mailed to such party at the same time. The contact information is as follows:

To Company or Transferor

Attention to:

Address:

Zip code:

Tel:

Fax:

NationSky Project Stock Transfer Agreement

To Transferee:

Attention to:

Address:

Zip code:

Tel:

Fax:

Article 12.	Miscellaneous

12.1	Costs and Fees

(1)	After completion of Transaction or Transaction cannot be completed for the reason not attributable to Transferee (such as false of information or omission of any material information on the part of Transferor), Company shall pay Transferee the costs of auditing, due diligence and formation of legal documents incurred when engaging the service of accountants, lawyers and other professional institutions (“ Transaction Costs “).

(2)	If the reason why Transaction cannot be completed is attributable to Transferee, Transferee shall bear Transaction Costs.

12.2	Taxes

All taxes arising out of the Stock Transfer shall be borne by Transferor. Transferor shall be bear liability for overdue taxes and the related fine. The taxes in arrears will not affect the validity of this agreement. Transferor shall bear additional tax due to the evaluation and adjustment of the price for the transferred equity by tax authority or other government authorities based on fair price. Transferor or Company shall be entitled to recover the tax withheld by it or any related penalty from Transferor.

12.3	Entire Agreement.

This Agreement and its appendix constitute the entire and sole agreement with respect to the subject matter hereof among the parties. This Agreement, Shareholder Agreement, and the Articles of Association shall supersede all prior investment framework agreement, contract, understanding and communication records with respect to the subject matter hereof, whether in oral or written.

NationSky Project Stock Transfer Agreement

12.4	Supplement, Modification and Waiver

Within the limits prescribed by law, any supplement or amendment of this Agreement shall become effective upon t execution by the parties in writing. Waiver of certain provisions of this Agreement shall not be construed as waiver of other provisions of this Agreement.

12.5	Equity Incentive

Under article 6.1 (8) of the Agreement for Capital Increase and Stock Transfer entered into among Transferor, Yang Wen, Company and Transferee on May 2, 2012, HOU SHULI agrees to devote the 4.5% of Company’s equity held by it to future employee equity incentive plans of Company. That article fails to be implemented after the Agreement for Capital Increase and Stock Transfer is signed. The parties agree to terminate that article, the 4.5% of Company’s equity provided in that article is included in the 45% equity held by Transferor as mentioned in this Agreement.

12.6 Board Observer

The Transferee agrees that HOU SHULI may attend the meeting of board of directors as board observer, it is promised that HOU SHULI will be recommended as member of the board of Company when re-election is carried out at the meeting of the board.

12.7	Effectiveness

This Agreement shall take effect upon being signed by the legal representatives or authorized representatives of the parties.

12.8	Duplicate

This Agreement is made in three originals with each party holding one original. All originals shall have the same legal effect.

[No text below, signature page of Stock Transfer Agreement]

NationSky Project Stock Transfer Agreement

[No text below, signature page of Stock Transfer Agreement]

The following parties agree to sign this Stock Transfer Agreement on the date fire above written.

1.	Transferor

HOU SHULI

Signature and Seal

/s/ Hou Shuli

The Signature Page of Stock Transfer Agreement

NationSky Project Stock Transfer Agreement

[No text below, signature page of Stock Transfer Agreement]

The following parties agree to sign this Stock Transfer Agreement on the date fire above written.

2.	Transferee

Beijing NQ Technology Co., Ltd.

Seal

Legal Representative:	/s/ Lin Yu
LIN Yu

The Signature Page of Stock Transfer Agreement

NationSky Project Stock Transfer Agreement

[No text below, signature page of Stock Transfer Agreement]

The following parties agree to sign this Stock Transfer Agreement on the date fire above written.

3.	Company

Beijing NationSky Network Technology Co., Ltd.

Seal

Legal Representative:	/s/ Authorized Signature

The Signature Page of Stock Transfer Agreement

NationSky Project Stock Transfer Agreement

Annex 1 Representations and Warranties of Transferor and Company

1.	Company Matters

(a)	Legal organization, good existence and qualification. Company is legally established, organized, validly existing and in good standing under the laws of People’s Republic of China, having full rights to own and operate its assets and businesses related to the business scope specified in its business license.

(b)	Registered capital of Company. At the signing date of this agreement and relevant Closing Date, the Company’s equity capital and its ownership matters described in Schedule 3 are true, complete and accurate descriptions to the Company’s equity capital and its ownership. Transferor has paid the capital contribution to Company lawfully, and there does not exist any feigned capital contribution or capital flight behavior by Company shareholders, unless otherwise stipulated in the disclosure list, Company shareholders fall into no circumstance of shareholding entrustment and stock right trusteeship. There is no mortgage, pledge, subscription right or other similar rights created on Company shareholders’ stock rights.

2.	Transaction authorization and legitimacy

(a)	Authorization. Transferor and Company are entitled to sign, submit and execute this agreement and other transaction documents to which it is a party (hereinafter referred to as “other Transaction Documents”). It is not necessary for Transferor and Company to obtain the approval of governmental subdivisions or any other competent department or be required to make application or record when signing, submitting and fulfilling this agreement and other Transaction Documents or completing transactions in accordance with the provisions of this agreement and the other Transaction Documents.

(b)	Binding. Once signed, this agreement and other Transaction Documents will have lawful and binding effects on Transferor and Company.

(d)	No default. When signing and submitting this agreement and other Transaction Documents and fulfilling their obligations in accordance with such Transaction Documents, Transferor and Company have not: (i) violated or delayed the implementation of any bylaws of them; (ii) led to the breach or delayed performance of contractual obligations under the contracts to which it is a party or having binding force on them or their property, or led to the accelerated maturity of their contractual obligations; (iii) violated or failed to perform any requirement of governing laws, regulations, government orders, and judgments.

(e)	No commission charges. Unless otherwise stipulated in the disclosure list, nobody is entitled to charge any middleman commission, brokerage fee or handling cost from Transferor and Company.

NationSky Project Stock Transfer Agreement

3.	Comply with laws

(a)	Comply with laws

All business activities carried out by Company have always been in compliance with all applicable laws in substantive respects. Company or its directors, managerial personnel or senior management have not conducted any actions which may lead to the violation of laws or major infringement when carrying out business activities. Transferor has never exercised any illegal act which may have material adverse effects on Company’s ability to complete transactions in accordance with this agreement or conduct its business activities. The contractual obligations to which Transferor and Company is a party or the contractual obligations binding Transferor and Company shall be legitimate and violate no applicable laws.

(b)	Permission. Company has obtained all permissions, approvals, authorizations, and licenses which is necessary for ongoing and planned business activities. Company has not violated or failed to perform any obligation prescribed in such necessary permissions, approvals, authorizations, special permissions or licenses. All such necessary permissions, approvals, authorizations, special permissions and licenses will remain valid, and free from being affected by this transaction.

(c)	Governmental subdivision. Unless otherwise stipulated in the disclosure list, any governmental subdivision or any other person has not started any litigation or investigation to restrict, prohibit or impede the transactions hereof in other way, or prohibit and substantially restrict, either directly or through any laws and regulations, the Company from carrying out existing business activities, or Company has not made or authorized the payment of any bestowal or payment in violation of laws.

4.	Assets

Unless otherwise stipulated in the disclosure list, Company owns all assets of it, and there is no mortgage, pledge, guaranty or other preoccupancy priority on these assets. Company has provided all real and complete lease contracts related to its important or immovable assets lease to Transferee. Company complies with the terms of all these contracts, and enjoys the legal right of use on the leased assets.

5.	Material contracts and transactions

(a)	Performance of contracts. According to the reasonable prediction of Company, there is no circumstance where Company fails to perform any significant contracts to which it is a party or having binding force on it, unless otherwise stipulated in the disclosure list.

(b)	Transaction effects

Company’s signing this transaction document is not stipulated in all contracts related to it, then the contracts will be terminated, or the rights and obligations of Company under these contracts will be materially and adversely affected, or will result in the loss of any major client or supplier of Company.

NationSky Project Stock Transfer Agreement

(c)	Affiliated party transactions. Unless otherwise stipulated in the disclosure list, there is no contractual obligation or transaction between Company and any affiliated party; unless otherwise stipulated in the disclosure list, no affiliated party is indebted to Company while the Company bears no debt (or commitment of providing loans, providing credits, or guaranty of loans) to any affiliated party; there is no circumstance under which Company’s assets and / or businesses suffer from a material adverse effect due to reasons arising from affiliated parties. Any contract between Company and affiliated parties are signed on favorable conditions for the Company.

(e)	Authorization to sign a contract. The Company has not provided the power of attorney for signing a contract on behalf of it or other form of authorization (whether the authorization is already in force or not), except the authorization to its employees to sign usual contracts performing their regular duties.

6.	Financial matters

(a)	Financial statements. Prior to the Closing Date, Company shall have submitted the financial statements of 2012 and the financial statement on the period from the beginning until this day of 2013 to Transferee. Financial statement shall fairly reflect the financial position, operating results and cash flow situation of Company in all material respects at the corresponding date and period based on Chinese generalized accepted accounting principle. Financial statements shall include the audit report prepared by accounting firms recognized by Transferee in accordance with Chinese Accounting Standard.

(b)	Preparation and provision of taxes. All taxes and dues payable shall be prepared and allotted in the financial statement in accordance with Chinese Accounting Standard for Business Enterprises, including deferred taxes or temporary taxes occurred on the deadline of accounting date or in the accounting period prior to it, including but not limited to, any taxes already assumed or may be assumed at any time or obliged to be assumed by Company.

(c)	Special financial arrangements. Unless otherwise provided in the annotations of financial statements, Company does not have any off-balance sheet arrangements.

(d)	Financial liability. Except as otherwise disclosed by the financial statements or disclosure list, Company does not have any real or contingent liabilities.

(e)	No accelerated maturity of borrowings (except third-party default). Unless otherwise stipulated in the disclosure list, there shall not exist liabilities already or being due and payable or may be claimed to be due and payable for Company before the normal maturity date or originally provided maturity date, nor have the Company received any request or other notification to repay the liabilities before the normal maturity date or originally provided maturity date.

NationSky Project Stock Transfer Agreement

7.	Taxes and dues

(a)	Company has paid all matured taxes and dues or taxes and dues required to be paid and all significant differences or other surcharges, interests and fines related to these taxes, but excluding the taxes and dues on which Company has raised an objection in good faith and provided adequate reserves in accordance with Chinese Accounting Standard; (b) unless otherwise stipulated in the disclosure list, Company has already timely submitted or promoted the submission of all required important income for tax payment (including all applicable deferred income), and ensured these taxable income accurate and complete; (c) as for all such taxable income of Company, (i) there is no tax difference raised against the Company or potential tax difference without assessment known by it, and (ii) there does not exist ongoing audit for any taxable income, there shall be no valid extended period when recording or to record the date of taxable income, there is no valid rights waiver or agreement about tax assessment or payment date extension; (d) all important aspects related to taxes liabilities in Company’s financial statements shall be always recorded following Chinese Accounting Standard, all liabilities related to taxes and dues on the Closing Date or during the previous period have been fully recorded in the financial statements.

8.	Operation

(a)	Unless otherwise stipulated in the disclosure list and disclosed in audit reports, before the Closing Date, there is not:

(i)	any discontinuance or change in Company’s legal, normal and usual business nature, scope or means, leading to the failure of continued operation;

(ii)	any significant change in Company’s customer relationships, assets or liabilities compared to the status disclosed in financial statements;

(iii)	any due and payable amount over RMB 100,000 which Company failed to pay to its creditors in normal business activities;

(v)	any asset acquisition, selling, transfer or disposal in whatever nature carried out by Company except normal business activities or proposed transactions in Transaction Documents;

(vi)	capital expenditure or capital commitment over RMB 100,000;

(vii)	any sum or benefits in excess of the annual revenue to be paid or distributed to the executives, directors or senior management through salaries, bonuses, incentives or other means by the Company on the accounting date to increase the total annual salary of them;

(viii)	any new service agreement whose annual expense is over RMB 100,000 entered into and signed by Company, or any change in the service terms of any management personnel or senior management before the Closing Date in absence of contractual obligations;

NationSky Project Stock Transfer Agreement

(ix)	occurrence of any transaction or event (both individually or together with one or more transactions and events) making the company’s tax liability increase or may increase, except the Income Tax, Sales Tax or Business Tax generated from the actual income, profits or sales of the transactions in ordinary business activities;

(x)	occurrence of any damage, destruction or loss which have significant adverse effects on assets used by Company, Company status or its currently engaged or proposed businesses, and are not covered by insurance;

(xi)	waiver of valuable rights or entire or part of significant creditor’s right by Company;

(xii)	significant changes or modifications on any of Company’s major binding contracts;

(xiii)	resign, possible resign or employment relationship termination of Company’s core management or senior management. Unless otherwise disclosed, Company’s core management or senior management do not hold positions in other entities.

(xiv)	announcement or payment of any dividend or other distribution by Company; or

(xv)	any agreement or commitment related to the matters specified in Article 8 (a) signed by Company.

9.	Claims and proceedings

(a)	No legal proceedings or potential proceedings. Unless otherwise stipulated in the disclosure list, Company or any of its senior management or directors (as a senior executive or director in terms of their authority and standing) is not involved or waiting for any lawsuits, investigations, and claims (hereinafter collectively referred to as “Proceedings” ) which may affect the performance of their duties to Company, or have received a notice in which it is an object to the above Proceedings, whether as plaintiff , defendant or other party. As known to Company and Transferor, there is no facts or circumstance which may lead to Proceedings or potential Proceedings with material and adverse effects (according to a reasonable prediction) against Company or any of its senior management or directors (as a senior executive or director in terms of their authority and standing).

(b)	Solvency capability. There is no order or resolution requiring a dissolution or liquidation of Company. There is no freezing, detention or other administrative or judicial measures restricting the exercise of power on any asset of Company. The Company does not lose any solvency capability or have any matured debts which cannot be repaid.

NationSky Project Stock Transfer Agreement

10.	Labor relations

(a)	Employee welfare solution. Company has paid all social insurance premiums for its employees. Unless otherwise stipulated in the above social insurance and disclosure list, Company does not maintain, pay any employee welfare solution, or enter into commitments in respect of any employee welfare solution.

(b)	Labor relations. Company has not been involved in any labor relations contrary to current legal requirements, and there is no pending or potential labor dispute or arbitration against the Company as known to it, and there is no circumstance where employees’ compulsory social insurance and welfare is in arrears. Unless otherwise stipulated in the disclosure list, according to the knowledge of Company and Transferor, no senior executive or employee intends to terminate the labor contract with Company. Company has not discussed or taken measures to terminate labor contracts of senior management, key employees or key employee group.

11.	Intellectual property rights

(a)	Unless otherwise stipulated in the disclosure list, Company is the owner of necessary intellectual property rights contained in current or planned business activities, or has the license or is entitled to use, sell or permit others to use all the above intellectual property rights.

(b)	All intellectual property rights are not constrained by any judgment or any order regardless of its nature, and there is no pending or potential lawsuit, investigation, complaint, claim or request which may affect the legality, enforceability, right of use or ownership of the intellectual property rights of the Company as known to it.

(c)	Disclosure list enumerates all intellectual property licenses, sublicenses or distribution agreements and other agreements under which Company is the licensor, licensee or distributor. Company has substantially fulfilled all obligations in the above agreements, and there does not exist or is not known by Company, a breach or non- performance of agreements obligations made by any other party of the above agreements. All intellectual property rights enumerated in disclosure list are of legitimacy, enforceability and full effectiveness.

(d)	Unless otherwise stipulated in the disclosure list, the intellectual property rights used, exploited, sold, licensed or exercised in other way by the Company, or as known to the Company, the intellectual property rights provided, sold, licensed to it by any person, shall not infringe or otherwise violate others’ intellectual property rights.

(e)	Unless otherwise stipulated in the disclosure list, there is no pending or known potential Proceedings to raise an objection against the Company on its rights to use, sell or license its intellectual property rights to anyone.

NationSky Project Stock Transfer Agreement

(f)	Unless otherwise stipulated in the disclosure list, Company’s intellectual property rights are not infringed or otherwise violated by anyone according to the Company’s knowledge.

(g)	Company’s former or present employees have not made a claim against if, declaring that the Company has used the intellectual property rights owned by therm.

(h)	Unless otherwise stipulated in the disclosure list, Company has not signed any license agreement or any other agreement for which it needs to pay license fee, nor have it been bound by such agreements.

(i)	As known to Company and Transferor, employees above department manager position of Company have not violated any terms in patent or intellectual property achievement agreement, or the provisions related to the attribution, confidentiality and disclosure of patent or intellectual property achievement in any labor agreement or other contracts. As known to Company and Transferor, any key senior officer and senior executive has not violated any labor agreement or other agreements related to labor relations signed with the Company.

(j)	No trade secret (its value depends on whether it is confidential regardless of its location) has been disclosed to anyone other than Company employees, representatives and agents, unless: (1) such disclosure is necessary for filing a patent application by Company, or (2) such disclosure is a justifiable action in normal business activities pursuant to a certain agreement, under which the trade secrets obtainer is required to keep them confidential, and shall not disclose or use these trade secrets beyond the purpose of Company’s disclosure. Company has not violated the contractual obligations stipulated in the contract for a third party to provide its confidential information to Company.

(k)	Company’s business activities does not have to use any intellectual property right owned by Company’s directors ,senior officers, employees or advisers (or some people intended to be hired by Company at present) .

12.	Disclosure

No misstatement. Any representation, warranty or statement (oral or written) made by Company or Transferor related to this agreement or other Transaction Documents or related to the proposed transactions in them, or any attachment, appendix, statement or certificate provided to Transferee according to this agreement or any other Transaction Document, does not include any misrepresentation on material facts, and has not omitted the matters for which material facts statement is necessary, and according to the specific circumstances when the statement is made, all statements shall not be misleading.

Nuts Project Stock Transfer Agreement

Annex 2 Representations and Warranties of Transferee

The terms in this Schedule have consistent meaning with the text of this agreement, unless otherwise specially stipulated in this agreement.

1.	Transferee is a legal entity established and validly existing under the laws of People’s Republic of China, and has sufficient power and authority to own and operate its assets, and to operate businesses related to its business scope specified in the business license;

2.	Transferee is entitled to sign, submit and perform this agreement and other transaction documents to which it is a party:

(a)	has not violated and has fulfilled any provision of Transferee’s internal management documents;

(b)	has obtained the consent and approval of any government organization or any other third party, or has filed any record or issued any notice to the government organization or third party in accordance with the requirements of Transaction Documents.

(c)	signing this agreement and other Transaction Documents to which Transferee is a party does not conflict with any obligation terms and conditions of a contract signed by it or having binding force on it, or lead to a material violation or breach of the contract terms and conditions, or constitute a default of contract terms and conditions (or constitute a default by issuing a notification or with the passage of time);

3.	Transferee has the right to conclude, sign and submit this agreement and other Transaction Documents to which it is a party and the power and authority to perform the obligations in this agreement or other Transaction Documents. Transferee’s signing and submission of this agreement or other Transaction Documents and performance of obligations prescribed in relevant documents has been duly authorized through necessary actions and once signed this agreement and other Transaction Documents to which Transferee is a party has legal, valid and binding effects on Transferee, and can be enforced compulsorily to Transferee according to their specific provisions, unless such enforceability is restricted by applicable laws of bankrupt, insolvency , restructuring, deferred payment , etc. or similar laws which generally affect the exercise of creditors’ rights.

4.	The capital contribution made by Transferee is from legal sources.

NationSky Project Stock Transfer Agreement

Annex 3 Detailed Information of the Company

Beijing NationSky Network Technology Co., Ltd.

1.	Registered address: see the copy of the duplicate of business license

2.	Date of establishment: see the copy of the duplicate of business license

3.	Registration No.: see the copy of the duplicate of business license

4.	Shareholders, registered capital contributions and shareholding ratios prior to the transaction described in this Agreement

Unit: RMB/Yuan

shareholders	registered capital contributions	shareholding ratios
HOU SHULI	18,000,000	45.00%
BEIJING TECHNOLOGY	22,000,000	55.00%
Total	40,000,000	100.00%

5.	Shareholders, registered capital contributions and shareholding ratios after the transaction described in this Agreement

Unit: RMB/Yuan

shareholders	registered capital contributions	shareholding ratios
BEIJING TECHNOLOGY	40,000,000	100.00%
Total	40,000,000	100.00%

NationSky Project Stock Transfer Agreement

Annex 4 List of senior executives and letter of commitment

List of senior executives: HOU SHULI, XU WEIQIANG

NationSky Project Stock Transfer Agreement

To: Beijing NQ Mobile Technology Co., Ltd.

Beijing NationSky Network Technology Co., Ltd.

From:

Date: July 15th, 2013

Letter of Commitment

On July 15th, 2013, the “Stock Transfer Agreement” (hereinafter referred to as “Stock Transfer Agreement “) was entered into between Beijing NQ Mobile Technology Co., Ltd. (“Beijing Technology”) and HOU SHULI, according to which, HOU SHULI as the person making commitment (hereinafter referred to as the “Promisor”) and the core management staff of the company, hereby covenants to Beijing Technology and the company as follows:

1.1	During the period when Promisor holds a position in Company or all or any of the existing or future Affiliates of it (“Group Company”), Promisor promisor shall devote all working time and energy to serving Company until the end of one year after Company achieves qualified initial public offering, shall not engage in any part-time job or invest in and manage other entities; unless the jobs are assigned or approved by Transferee and the personal application for resign has been approved or arranged otherwise by Transferee .

1.2	During the period when Promisor holds a position in the Group Company and within 3 years after he quits the position in the Group Company, Promisor agrees that he will not (also will not allow his associates to) receive or gain any interest or position from any individual, enterprise, partnership enterprise or other enterprise, entity or organization whose business is in competition with that of the company, or provide any consultation or service or other kind of assistance (for example, engage in or assist any individual and entity to engage in the business same as or similar to the business being carried out or to be carried out as determined by the board of directors from time to time by the company) to these individual, enterprise, partnership enterprise or other enterprise, entity or organization.

1.3	During the period when Promisor holds a position in the Group Company and within 3 years after he quits the position in the Group Company, Promisor shall neither instigate/abet, solicit and attempt to employ or employ any current employee of the company (including those employed by the Group Company within six months prior to and after the date of termination of employment relationship between Promisor and the group company), nor help any other individual or entity carry out similar employment, or encourage any employee of the Group Company to terminate his or her employment relationship with the group.

NationSky Project Stock Transfer Agreement

1.4	During the period when Promisor holds a position in the Group Company and within 3 years after he quits the position in the Group Company, Promisor shall not transfer or attempt to transfer from the Group Company the business conducted between the Group Company and its customers and prospective customers and the accounts occurred during the period of his employment.

[The remainder of this page is left blank intentionally.]

NationSky Project Stock Transfer Agreement

[Signature Page of Letter of Commitment]

IN WITNESS WHEREOF, the following parties hereby confirm the matters stated in the Letter of Commitment by signature.

Company:	Beijing NationSky Network Technology Co., Ltd.
(Seal)

Legal Representative:	/s/ seal
HOU SHULI

Promisor:	/s/ Hou Shuli
HOU SHULI

NationSky Project Stock Transfer Agreement

To: Beijing NQ Mobile Technology Co., Ltd.

Beijing NationSky Network Technology Co., Ltd.

From:

Date: July 15th, 2013

Letter of Commitment

On July 15th, 2013 (date), the “Share Transfer Agreement” (hereinafter referred to as “Share Transfer Agreement “) was entered into between Beijing NQ Mobile Technology Co., Ltd. (“Beijing Technology”) and HOU SHULI, according to which, XU WEIQIANG as the person making commitment (hereinafter referred to as the “Promisor”) and the core management staff of the company, hereby covenants to Beijing Technology and the company as follows:

1.1	During the period when Promisor holds a position in Company or all or any of the existing or future Affiliates of it (“Group Company”), Promisor shall devote all working time and energy to serving Company until the end of one year after Company achieves qualified initial public offering, shall not engage in any part-time job or invest in and manage other entities; unless the jobs are assigned or approved by Transferee and the personal application for resign has been approved or arranged otherwise by Transferee.

1.2	During the period when Promisor holds a position in the Group Company and within 5 years after he quits the position in the Group Company, Promisor agrees that he will not (also will not allow his associates to) receive or gain any interest or position from any individual, enterprise, partnership enterprise or other enterprise, entity or organization whose business is in competition with that of the company, or provide any consultation or service or other kind of assistance (for example, engage in or assist any individual and entity to engage in the business same as or similar to the business being carried out or to be carried out as determined by the board of directors from time to time by the company) to these individual, enterprise, partnership enterprise or other enterprise, entity or organization.

1.3	During the period when Promisor holds a position in the Group Company and within 5 years after he quits the position in the Group Company, Promisor shall neither instigate/abet, solicit and attempt to employ or employ any current employee of the company (including those employed by the Group Company within six months prior to and after the date of termination of employment relationship between Promisor and the group company), nor help any other individual or entity carry out similar employment, or encourage any employee of the Group Company to terminate his or her employment relationship with the group.

NationSky Project Stock Transfer Agreement

1.4	During the period when Promisor holds a position in the Group Company and within 5 years after he quits the position in the Group Company, Promisor shall not transfer or attempt to transfer from the Group Company the business conducted between the Group Company and its customers and prospective customers and the accounts occurred during the period of his employment.

[The remainder of this page is left blank intentionally.]

NationSky Project Stock Transfer Agreement

[Signature Page of Letter of Commitment]

IN WITNESS WHEREOF, the following parties hereby confirm the matters stated in the Letter of Commitment by signature.

Company:	Beijing NationSky Network Technology Co., Ltd.

(Seal)

Legal Representative:	/s/ seal
HOU SHULI

Promisor:	/s/ Xu Weiqiang
XU WEIQIANG

NationSky Project Stock Transfer Agreement

Annex 5 List of Disclosure

None.